Exhibit 4.4

Execution Version

FOURTH SUPPLEMENTAL INDENTURE (as defined herein) (this “Fourth Supplemental Indenture”), dated as of September 22, 2021, between Macquarie Infrastructure Holdings, LLC, a Delaware limited liability company (“MIH”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the predecessor to MIH, Macquarie Infrastructure Corporation, a Delaware corporation (“MIC Corp” or the “Company”), has heretofore executed and delivered to the Trustee a Senior Debt Securities Indenture dated July 15, 2014 (the “Base Indenture”), a Second Supplemental Indenture to the Base Indenture dated as of May 21, 2015 (the “Second Supplemental Indenture”) and a Third Supplemental Indenture to the Base Indenture, dated as of October 13, 2016 (the “ Third Supplemental Indenture,” and together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), providing for the issuance of its 2.00% Convertible Senior Notes due 2023 (the “Notes”);

WHEREAS, On September 22, 2021, pursuant to an agreement and plan of merger, dated as of March 30, 2021 (the “Merger Agreement”) by and among MIC Corp, MIH, a wholly-owned subsidiary of MIC Corp and Plum Merger Sub, Inc., a wholly-owned subsidiary of MIH (“Merger Sub”), Merger Sub merged with and into MIC Corp, with MIC Corp surviving the merger as a wholly-owned subsidiary of MIH (the “Merger”);

WHEREAS, at the effective time of the Merger (the “Effective Time”) MIC Corp’s common stock, par value $0.001 per share (the “Common Stock”) will be converted into MIH’s common units (the “Common Units”), and stock certificates representing MIC Corp Common Stock immediately prior to the Merger will be deemed to represent MIH’s Common Units without an exchange of certificates;

WHEREAS, Section 5.02(a) of the Third Supplemental Indenture provides, among other things, that the Company may merge with or into another Person; provided that, among other things, the Person formed by any merger with or into the Company (if other than the Company) assumes by a supplemental indenture all of the obligations of the Company under the Notes and the Indenture;

WHEREAS, Section 8.07 of the Third Supplemental Indenture provides that, in connection with, among other things, any consolidation, merger or combination involving the Company, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”) with respect to or in exchange for such Common Stock, then the Company shall execute with the Trustee a supplemental indenture providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes for the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) receivable upon such Merger Event by a holder of a number of shares of Common Stock issuable upon conversion of such Notes immediately prior to such Merger Event;

WHEREAS, immediately prior to the Effective Time, each $1,000 principal amount of Notes was convertible into approximately 12.6572 shares of Common Stock;

WHEREAS, Section 7.02 of the Third Supplemental Indenture provides, among other things, that the Indenture and Notes may be amended or supplemented without the consent of any Holder to provide for the assumption of the Company’s obligations to Holders and to provide for conversion rights in the event of a merger or consolidation of the Company;

WHEREAS, MIH desires and has requested that the Trustee join in the execution of this Supplemental Indenture;

WHEREAS, MIH has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Officers’ Certificate and the Opinion of Counsel described in Section 1.02 of the Base Indenture and Section 5.02(a) and 8.07(b) of the Third Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by applicable law and the Indenture necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make this Fourth Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Fourth Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1

ASSUMPTION OF OBLIGATIONS

Section 1.1. In accordance with the terms and conditions of the Indenture, MIH hereby assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Notes, and the due and punctual performance and observance of all other covenants, conditions and other obligations contained in the Indenture and the Notes on the part of MIC Corp to be performed or observed. MIC Corp is hereby discharged from all of its obligations under the Indenture and the Notes.

Section 1.2. MIH shall succeed to, and be substituted for, and may exercise every right and power of, MIC Corp under the Indenture and the Notes, with the same effect as if MIH had been named as “the Company” therein.

Article 2

CONVERSION

Section 2.01. Settlement Upon Conversion. In accordance with Section 7.02(a) of the Third Supplemental Indenture, from and after the date of this Fourth Supplemental Indenture, the right to convert each $1,000 principal amount of Notes into Common Stock is hereby changed, into a right to convert such $1,000 principal amount of Notes into Common Units, calculated so that a holder will be entitled to receive a number of Common Units equal to the number of shares of Common Stock such holder would have been entitled to receive immediately prior to the Merger. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into the Common Units. Without limiting the foregoing, (A) MIH shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 8.02 of the Third Supplemental Indenture and (B) (i) any amount payable in cash upon conversion of the Notes in accordance with Section 8.02 shall continue to be payable in cash, (ii) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 8.02 shall instead be deliverable in Common Units and (iii) the Daily VWAP shall be calculated based on the value of a Common Unit.

Section 2.02. Effectiveness. This Fourth Supplemental Indenture will become effective and operative and binding upon each of MIH, the Trustee and the Holders as of the Effective Time.

Article 3

MISCELLANEOUS PROVISIONS

Section 3.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

Section 3.03. Governing Law. The laws of the State of New York shall govern this Fourth Supplemental Indenture.

Section 3.04. Headings, Etc. The titles and headings of the articles and sections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.05. Separability. In case any provision in the Indenture, as modified by this Fourth Supplemental Indenture, or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06. Execution in Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Christopher Frost
Name:	Christopher Frost
Title:	Chief Executive Officer

By:	/s/ Nick O’Neil
Name:	Nick O’Neil
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:	/s/ Corey J. Dahlstrand
Name:	Corey J. Dahlstrand
Title:	Corporate Trust Officer

[Signature Page to Fourth Supplemental Indenture]